Exhibit 5.01

VENABLE	VENABLE LLP | 1270 AVENUE OF THE AMERICAS 24TH FLOOR | NEW YORK. NY 10020 T+1 212.307.5500 F+1 212.307.5598 Venable com

January 27, 2021

MSC Industrial Direct Co., Inc.

75 Maxess Road

Melville, NY 11747

Ladies and Gentlemen,

We have acted as counsel to MSC Industrial Direct Co., Inc. (the “Company”), a corporation organized under the laws of the State of New York, in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of an additional 350,000 shares of the Company’s Class A common stock, par value $0.001 per share (the “Shares”), issuable under the MSC Industrial Direct Co., Inc. Amended and Restated Associate Stock Purchase Plan (the “Plan”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of (i) the Certificate of Incorporation of the Company, (ii) the Amended and Restated By-laws of the Company, (iii) the Registration Statement and all exhibits thereto, (iv) the Plan, and (v) such corporate records, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In rendering this opinion, we have assumed, without any independent investigation or verification of any kind, that each individual executing any of the documents, whether on behalf of such individual or another person, is legally competent to do so, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic or facsimile copies.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when the Registration Statement has become effective under the Act, the Shares, when issued, sold and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

This opinion is limited to questions arising under the Business Corporation Law of the State of New York and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Venable LLP